Exhibit 99.1

                                                               February 23, 2004


Mr. Denis A. Krusos c/o CopyTele, Inc. 900 Walt Whitman Road
Melville, New York  11747

         RE:      Grant of Non-Qualified Stock Option To Employees


Dear Mr. Krusos:

         On April 21, 2003, the Board of Directors of CopyTele, Inc. (the "Company") adopted the CopyTele, Inc. 2003 Share Incentive Plan (the "Plan"). The Plan provides for the grant of certain rights, options and other awards to non-employee directors of the Company and certain key employees and consultants of the Company and its subsidiaries. A copy of the Plan is annexed hereto and shall be deemed a part hereof as if fully set forth herein. Unless the context otherwise requires, all terms defined in the Plan shall have the same meaning when used herein.

          1. The Company hereby grants to you, as a matter of separate inducement and not in lieu of any salary or other compensation for your services, the right and option to purchase, in accordance with the terms and conditions set forth in the Plan, but subject to the limitations set forth herein and in the Plan, an aggregate of 500,000 shares of Common Stock of the Company at a price of $0.43 per share, such option price being, in the judgment of the Stock Option Committee, not less than one hundred percent (100%) of the fair market value of such share at the date hereof (the "Non-Qualified Option").

         Notwithstanding, the foregoing, it is specifically understood by you that no warranty is made to you with respect to the value of such shares. The Non-Qualified Option is not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The Non-Qualified Option shall be referred to herein as the "Option".

          2. Subject to the provisions and limitations of sections 6 of the Plan, the Option may be exercised by you, on a cumulative basis, during a period of ten years from the date hereof and terminating at the close of business on February 22, 2014, as follows:

         (a) the Option may be exercised by you upon the date hereof; and

         (b) the total number of shares subject to the Option may be purchased by you during the ten years following the date hereof.

          3. In no event shall you exercise the Option for a fraction of a share or for less than one hundred (100) shares (unless the number purchased is the total balance for which the Option is then exercisable).

          4. The unexercised portion of the Option granted herein will automatically and without notice terminate and become null and void upon the expiration of ten years from the date of the grant of the Option. In the event your service as an employee of the Company is terminated prior to the expiration of ten years from the date hereof, the Option shall, to the extent not theretofore exercised, terminate and become null and void, except to the extent described below. None of the events described below shall extend the period of exercisability of the Option beyond ten years from the date hereof:

         (a) if you die, the Option shall, to the extent not theretofore exercised, remain exercisable for two (2) years after your death, by your legatee, distributee, guardian or legal or personal representative.

         (b) if your employment is terminated by reason of your disability (as defined in the plan), voluntary retirement or dismissal by the Company other than for cause as defined in the Plan, provided you are otherwise eligible, the Option shall, to the extent not theretofore exercised, remain exercisable for three (3) months after the date of such termination of employment in the case of termination by reason of retirement or dismissal other than for cause and two
(2) year after the date of termination of employment in the case of termination by reason of disability; and

         (c) if you die during either the three (3) month or two (2) year period, whichever is applicable, specified in clause (b) above and at a time when you were entitled to exercise the Option, your legal representative, or such person who acquired the Option by reason of your death may, not later than two (2) years from your date of death, exercise the Option, to the extent not theretofore exercised, in respect of any or all of such number of shares subject to the Option.

          5. The Option is not transferable by you otherwise than by will or the laws of descent and distribution, and is exercisable, during your lifetime, only by you. The Option may not be pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar proceeding. Any attempted assignment, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any attachment or similar proceeding upon the Option, shall be null and void and without effect.

          6. Any exercise of the Option shall be in writing addressed to the Corporate Secretary of the Company at the principal place of business of the Company, specifying the Option being exercised and the number of shares to be purchased. The purchase price for the shares being purchased shall be delivered to the Corporate Secretary within five days of the time such writing is so delivered.

          7. If the Company, in its sole discretion, shall determine that it is necessary, to comply with applicable securities laws, the certificate or certificates representing the shares purchased pursuant to the exercise of the Option shall bear an appropriate legend in form and substance, as determined by the Company, giving notice of applicable restrictions on transfer under or in respect of such laws.

         8. You hereby covenant and agree with the Company that if, at the time of exercise of the Option, there does not exist a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the "Act"), which Registration Statement shall have become effective and shall include a prospectus which is current with respect to the shares subject to the Option, you shall make the representations (i) that you are purchasing the shares for your own account and not with a view to


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the resale or distribution  thereof,  (ii) that any subsequent offer for sale or sale of any such shares shall be made either pursuant to (x) a Registration Statement on an appropriate form under the Act, which Registration Statement shall become effective and shall be current with respect to the shares being offered and sold, or (y) a specific exemption from the registration requirements of the Act, but in claiming such exemption, you shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or approved by the Company as to the applicability of such exemption and (iii) that you agree that the certificates evidencing such shares shall bear a legend to the effect of the foregoing.

         By your acceptance hereof, you agree to reimburse the Company for any taxes required by any government to be withheld or otherwise deducted and paid by the Company in respect of the issuance or disposition of the shares subject to the Non-Qualified Option. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due from the Company to you. The Company may, in its discretion, hold the stock certificate to which you are entitled upon the exercise of the Option as security for the payment of such withholding tax liability, until cash sufficient to pay that liability has been accumulated. In addition, at any time that the Company becomes subject to a withholding obligation under applicable law with respect to the exercise of a Non-Qualified Option (the "Tax Date") you may elect to satisfy, in whole or in part, your related personal tax liabilities (an "Election") by (a) directing the Company to withhold from shares issuable in the related exercise either a specified number of shares or shares having a specified value (in each case not in excess of the related personal tax liabilities), (b) tendering shares previously issued pursuant to the exercise of the Option or other shares of the Company's common stock owned by you, or (c) combining any or all of the foregoing options in any fashion. An Election shall be irrevocable. The withheld shares and other shares tendered in payment shall be valued at their fair market value on the Tax Date. The Stock Option Committee may disapprove of any Election, suspend or terminate the right to make Elections, provide that the right to make Elections shall not apply to particular shares or exercises, or impose additional conditions or restrictions on the right to make an Election as it shall deem appropriate. In addition, you authorize the Company to effect any such withholding upon exercise of a Non-Qualified Option by retention of shares issuable upon such exercise having a fair market value at the date of exercise which is equal to the amount to be withheld; provided, however, that the Company is not authorized to effect such withholding without your prior written consent if such withholding would subject you to liability under Section 16(b) of the Securities Exchange Act of 1934.

         This agreement is subject to all terms, conditions, limitations and restrictions contained in the Plan, which shall be controlling in the event of any conflicting or inconsistent provisions.

         This agreement is not a contract of employment and the terms of your employment shall not be affected hereby or by any agreement referred to herein except to the extent specifically so provided herein or therein. Nothing herein shall be construed to impose any obligation on the Company to continue your employment, and it shall not impose any obligation on your part to remain in the employ of the Company thereof.

         Please indicate your acceptance of all the terms and conditions of the Option and the Plan by signing and returning a copy of this letter.

                                                  Very truly yours,
                                                  COPYTELE, INC.

                                                  /s/ Frank J. DiSanto
                                                  --------------------
                                                  Frank J. DiSanto
                                                  President



ACCEPTED:

/s/ Denis A. Krusos
--------------------
Denis A. Krusos